EXHIBIT 99.1

PetMed Express, Inc. Announces Appointment of Peter Batushansky to Board of Directors
Former pet industry executive with more than 20 years of experience across retail, pet, healthcare, and private equity
Third independent director to join the Board since 2024
Longtime board member and former Chairman Dr. Gian Fulgoni will retire

DELRAY BEACH, Fla., April 9, 2025 (GLOBE NEWSWIRE) -- PetMed Express, Inc., parent company of PetMeds and PetCareRx, (Nasdaq: PETS) (the "Company") today announced the appointment of Peter Batushansky to the Company’s Board of Directors (“the Board”), effective April 09, 2025. Mr. Batushansky is currently a Partner at L2 Capital Partners and brings to the Board more than 20 years of experience across retail, pet, healthcare and private equity, including executive leadership roles at WebEyeCare and Allivet. Dr. Gian Fulgoni, longtime board member and former Chairman, has communicated his intention to retire from the Board when his term expires at the 2025 annual shareholders’ meeting.

“We are thrilled to welcome Peter to the Board of Directors,” said Leslie C. G. Campbell, Chairman of the Board. “His strategic vision and extensive leadership experience will bring invaluable perspective as we execute our transformation plan and drive shareholder value creation. Peter’s proven ability scaling businesses in retail, pet and healthcare aligns with our ambitions, and his skills complement and expand on those of the rest of the Board. We also want to take this opportunity to recognize and thank our colleague Gian Fulgoni for his dedicated service as a Board member and former Chairman, and we look forward to working with him closely through the remainder of his current term.”

Mr. Batushansky’s appointment adds incremental talent to the Board, underscoring the continued commitment to recruit new independent and highly qualified directors whose experiences and skillsets support the Company’s transformation strategy to deliver long-term shareholder returns. The appointment of Ms. Campbell as Chairman of the Board in Q4 2024 and Ms. Campos’ appointment as the Company’s new CEO and President in Q1 2025 signaled the start of this leadership transformation, followed by key hires in the roles of Chief Financial Officer, Chief Accounting Officer, Chief Operating Officer, and Chief Digital and Technology Officer. Justin Mennen and Leah Solivan joined the Board during Q2 2025. With the appointment of Mr. Batushansky, the Board will be comprised of seven highly qualified and experienced directors, six of whom are independent, and three of whom have been added since 2024.

Sandra Campos, President and CEO commented, “Peter brings not only deep industry expertise and an exceptional track record in e-commerce, but also the mindset of a founder—practical, visionary, and deeply committed. His alignment with our mission and values is clear, and we’re genuinely excited to welcome him to the Board. We look forward to the perspective and energy he’ll bring as we continue to move our value creation strategy forward.”

“It’s exciting to join the Board at such a pivotal time in the Company’s history,” said Mr. Batushansky. “PetMeds is well-positioned to capitalize on its strong heritage as a pioneer in online pet pharmacy to significantly expand its business across the broader pet wellness ecosystem. I look forward to working closely with my fellow directors and this talented, passionate management team to shape and execute a successful strategy to drive growth, profitability, and shareholder value.”

Ms. Campbell added “The appointment of Peter Batushansky to our Board, as well as the recent appointments of Justin Mennen and Leah Solivan, are the result of our strong ongoing focus on strategic board composition and refreshment, aligning the Board’s skillsets with the oversight needed to drive shareholder value.”

About Peter Batushansky

Mr. Batushansky has more than 20 years of experience across multiple industries including retail, pet, healthcare, and private equity. He has extensive experience in senior leadership roles, including as the former Chief Executive Officer of Allivet, a retailer of pet healthcare products from 2017-2021, and was the Chief Executive Officer of WebEyeCare, a retailer of optical products from 2010-2016.
Currently, Mr. Batushansky is a Partner at L2 Capital Partners, a Pennsylvania-based private equity firm where he serves as a board member and advisor across portfolio companies. Mr. Batushansky prior private equity experience includes roles at Milestone Partners and Roark Capital. He holds a B.A. from Temple University in Philadelphia, Pennsylvania.

About PetMed Express, Inc.

Founded in 1996, PetMeds is a leader in the consumer pet healthcare sector. As a national online retailer with expert pharmacists and licenses across fifty states, PetMeds.com and PetCareRx.com deliver top branded pharmaceuticals, generics, compounded prescription medications and OTC supplements and vitamins that help pets live longer, healthier lives. The Company strives to offer unparalleled value and convenience that enhance wellness and longevity for dogs, cats, and horses. PetMeds and PetCareRx provide essential pet health offerings through their websites, www.PetMeds.com and www.PetCareRx.com.

Forward Looking Statement

This press release may contain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such forward-looking statements are set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in the Company’s Annual Report on Form 10-K for the year ended March 31, 2024, filed on June 14, 2024. The Company’s future results may also be impacted by other risk factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and periodic filings on Form 8-K. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company explicitly disclaims any obligation to update any forward-looking statements, other than as may be required by law. If the Company does update one or more forward-looking statements, no inference should be made that the Company will make additional updates with respect to those or other forward-looking statements.

Investor Contact:
ICR, LLC
John Mills
(646) 277-1254

Reed Anderson
(646) 277-1260

investor@petmeds.com